EXHIBIT 11


       BALLARD MEDICAL PRODUCTS

       COMPUTATION OF INCOME PER COMMON SHARE AND
       COMMON EQUIVALENT SHARES FOR THE THREE YEARS
       IN THE PERIOD ENDED SEPTEMBER 30, 1997


                                    Period                            Income
                      Cumulative      Out-     Average         Net       Per
                          Shares  Standing      Shares       Income    Share

        Primary
        income
        per
        share:

        1997      11,055,930,665       365  30,290,221  $31,262,739   $1.032

        1996      10,833,882,185       365  29,681,869   25,909,521   $0.873

        1995      10,552,823,060       365  28,911,844   21,939,876   $0.759

        Fully
        diluted
        income
        per
        share:

        1997      11,111,823,845       365  30,443,353  $31,262,739   $1.027

        1996      10,963,354,620       365  30,036,588   25,909,521   $0.863

        1995      10,733,802,835       365  29,407,679   21,939,876    0.746